Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Rob Campbell
August 15, 2013 at 1:05 p.m. PT		Nordstrom, Inc.
(206) 233-6550

	MEDIA CONTACT:	Colin Johnson
Nordstrom, Inc.
(206) 303-3036

Nordstrom Reports Second Quarter 2013 Earnings

SEATTLE, Wash. (August 15, 2013) – Nordstrom, Inc. (NYSE: JWN) today reported earnings per diluted share of $0.93 for the second quarter ended August 3, 2013, representing a 24 percent increase from $0.75 for the same quarter last year. Net earnings were $184 million compared with $156 million for the same quarter last year.

Total Company same-store sales for the second quarter increased 4.4 percent on top of last year’s same-store sales increase of 4.5 percent. Nordstrom same-store sales during the Anniversary Sale increased in the low single-digit range. Total Company net sales of $3.1 billion for the second quarter increased 6.4 percent compared with net sales of $2.9 billion during the same period in fiscal 2012.

Sales trends throughout the second quarter showed moderate improvement relative to the first two months of the year but remained softer than anticipated. The impact of this was mitigated by disciplined execution of inventory and expenses, including a reduction in variable expenses associated with company performance.

The Anniversary Sale, which historically is the Company’s largest sale event of the year, occurred in the second quarter, while in fiscal 2012 it overlapped the second and third quarters. This event shift resulted in a favorable comparison in the second quarter, which the Company expects will be offset by an unfavorable comparison in the third quarter. In the second quarter, the impact of the Anniversary Sale event shift increased same-store sales by approximately 250 basis points and increased earnings per diluted share by approximately $0.06.

Based on current sales trends, the Company reduced its full-year earnings per diluted share outlook to $3.60 to $3.70 compared to its prior outlook of $3.65 to $3.80. This reflects full-year same-store sales expectations of 2 to 3 percent compared to its prior outlook of 3 to 5 percent.

SECOND QUARTER SUMMARY

—	Nordstrom same-store sales, which consist of the full-line and Direct businesses, increased 4.2 percent. Top-performing merchandise categories included Men’s Shoes, Men’s Apparel, and Kids’ Apparel.

—	Full-line same-store sales decreased 0.7 percent compared with last year’s same-store sales increase of 1.1 percent. The Southeast and Southwest regions were the top-performing geographic areas.

—

Direct sales increased 37 percent in the second quarter, on top of last year’s increase of 40 percent, fueled by expanded merchandise selection and ongoing technology investments to enhance the online experience.

—

Nordstrom Rack net sales increased $69 million, or 12 percent, compared with the same period in fiscal 2012, reflecting 17 new store openings since the second quarter of fiscal 2012. Nordstrom Rack same-store sales increased 2.4 percent on top of last year’s same-store sales increase of 7.7 percent.

—

Gross profit, as a percentage of net sales, decreased 13 basis points compared with the same period in fiscal 2012 primarily due to higher expenses associated with the growth in the Fashion Rewards customer loyalty program. The Company reached 3.6 million active Fashion Reward members, an increase of 18 percent over last year.

—

Selling, general and administrative expenses, as a percentage of net sales, decreased 105 basis points compared with the same period in fiscal 2012, primarily due to the combination of expense leverage from increased sales volume, including the impact of the Anniversary Sale event shift, and a reduction in variable expenses associated with company performance. This was partially offset by investments in technology coupled with higher fulfillment expenses supporting online growth, in addition to incremental expenses related to the planned entry into Canada and accelerated Rack store expansion.

—	Earnings before interest and taxes of $335 million, or 10.8 percent of net sales, increased 16 percent compared to $290 million, or 9.9 percent of net sales, for the same quarter last year.

—

During the quarter, the Company repurchased 0.8 million shares of its common stock for $48 million. A total of
$979 million remains under existing share repurchase board authorizations. The actual number and timing of future share repurchases, if any, will be subject to market and economic conditions and applicable Securities and Exchange Commission rules.

—

Return on invested capital (ROIC) for the 12 months ended August 3, 2013 of 14.4 percent increased from 12.7 percent in the prior 12-month period. A reconciliation of this non-GAAP financial measure to the closest GAAP measure is included below.

EXPANSION UPDATE

Nordstrom announced plans to open 14 new Rack stores and relocate one full-line and two Rack stores during the remainder of 2013. In the second quarter of 2013, Nordstrom opened the following stores:

Location	Store Name	Square Footage (000’s)	Timing

Nordstrom Rack
Birmingham, Alabama	River Ridge Shopping Center	35	May 16
Columbia, Maryland	Columbia Crossing	41	May 16
Portland, Maine	Maine Crossing	30	May 16

Number of stores	Jul-13	Jul-12

Nordstrom	117	117
Nordstrom Rack and other	131	114

Total	248	231

Gross square footage	25,567,000	24,974,000

FISCAL YEAR 2013 OUTLOOK

The Company revised its expectations for fiscal 2013, shown in comparison to prior outlook, as follows:

	Prior Outlook	Current Outlook

Total sales	4 to 6 percent increase	3 to 4 percent increase
Same-store sales	3 to 5 percent increase	2 to 3 percent increase
Credit card revenues	$0 to $5 million increase	$0 to $5 million increase
Gross profit (%)	10 to 30 basis point decrease	30 to 40 basis point decrease
Selling, general and administrative expenses (%)	0 to 10 basis point decrease	0 to 10 basis point increase
Interest expense, net	$5 million decrease	$5 to $10 million decrease
Effective tax rate	39.0 percent	38.6 percent
Earnings per diluted share, excluding the impact of any future share repurchases	$3.65 to $3.80	$3.60 to $3.70
Diluted shares outstanding	Approximately 200 million	Approximately 200 million

The 53rd week in fiscal 2012 creates a timing shift in the 4-5-4 calendar for fiscal 2013 that is expected to impact comparisons of performance to the prior year. Same-store sales are compared with the first 52 weeks of 2012.

The Company is providing the following view of quarterly trends, relative to annual fiscal 2013 expectations:

Compared to Annual Fiscal 2013 Guidance Range
	Annual Fiscal 2013 Guidance	Third Quarter 2013	Fourth Quarter 2013
Same-store sales	2 to 3 percent increase	Below	In-Line
Earnings per diluted share	1 to 4 percent increase	Below	Below

CONFERENCE CALL INFORMATION

The Company’s senior management will host a conference call to discuss second quarter 2013 results and 2013 outlook at 4:45 p.m. Eastern Daylight Time today. To listen to the live call online and view the speakers’ slides and Performance Summary document, visit the Investor Relations section of the Company’s corporate website at http://investor.nordstrom.com. An archived webcast with the speakers’ slides and Performance Summary document will be available in the Earnings section for one year. Interested parties may also dial 415-228-4850 (passcode: NORD). A telephone replay will be available beginning approximately one hour after the conclusion of the call by dialing 203-369-1448 until the close of business on August 22, 2013.

ABOUT NORDSTROM

Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 248 stores in 33 states, including 117 full-line stores, 127 Nordstrom Racks, two Jeffrey boutiques, one treasure&bond store and one clearance store. Nordstrom also serves customers through Nordstrom.com and through its catalogs. Additionally, the Company operates in the online private sale marketplace through its subsidiary HauteLook. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.

Certain statements in this news release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, anticipated financial outlook for the fiscal year ending February 1, 2014, anticipated annual same-store sales rate, anticipated Return on Invested Capital, anticipated store openings and trends in our operations. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: successful execution of our growth strategy, including expansion into new markets, technological investments and acquisitions, our ability to realize the anticipated benefits from such growth initiatives, and the timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties; our ability to manage the transformation of our business/financial model as we increase our investments in growth opportunities, including our online business and our ability to manage related organizational changes; our ability to maintain relationships with our employees and to effectively attract, develop and retain our future leaders; effective inventory management, disruptions in our supply chain and our ability to control costs; the impact of any systems failures, cybersecurity and/or security breaches, including any security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; successful execution of our information technology strategy; efficient and proper allocation of our capital resources; our ability to safeguard our reputation and maintain our vendor relationships; the impact of economic and market conditions and the resultant impact on consumer spending patterns; our ability to respond to the business environment, fashion trends and consumer preferences, including changing expectations of service and experience in stores and online; the effectiveness of planned advertising, marketing and promotional campaigns in the highly competitive retail industry; weather conditions, natural disasters, health hazards, national security or other market disruptions, or the prospects of these events and the impact on consumer spending patterns; our compliance with applicable banking related laws and regulations impacting our ability to extend credit to our customers, employment laws and regulations, certain international laws and regulations, other laws and regulations applicable to us, including the outcome of claims and litigation and resolution of tax matters, and ethical standards; impact of the current regulatory environment and financial system and health care reforms; compliance with debt covenants, availability and cost of credit, changes in interest rates, and trends in personal bankruptcies and bad debt write-offs; and the timing and amounts of share repurchases by the company, if any, or any share issuances by the company, including issuances associated with option exercises or other matters. Our SEC reports, including our Form 10-K for the fiscal year ended February 2, 2013, and our Form 10-Q for the fiscal quarter ended May 4, 2013, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited; amounts in millions, except per share amounts)

	Quarter Ended		Six Months Ended
	8/3/13	7/28/12	8/3/13	7/28/12
Net sales	$3,104	$2,918	$5,761	$5,453
Credit card revenues	92	88	184	178

Total revenues	3,196	3,006	5,945	5,631
Cost of sales and related buying and occupancy costs	(2,004)	(1,879)	(3,677)	(3,463)
Selling, general and administrative expenses	(857)	(837)	(1,658)	(1,598)

Earnings before interest and income taxes	335	290	610	570
Interest expense, net	(37)	(40)	(76)	(80)

Earnings before income taxes	298	250	534	490
Income tax expense	(114)	(94)	(205)	(185)

Net earnings	$184	$156	$329	$305

Earnings per share:
Basic	$0.94	$0.76	$1.68	$1.48
Diluted	$0.93	$0.75	$1.66	$1.45

Weighted-average shares outstanding:
Basic	195.5	205.2	195.5	206.3
Diluted	198.8	208.7	198.9	210.0

NORDSTROM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited; amounts in millions)

	8/3/13	2/2/13	7/28/12

Assets
Current assets:
Cash and cash equivalents	$1,128	$1,285	$1,258
Accounts receivable, net	2,369	2,129	2,297
Merchandise inventories	1,464	1,360	1,394
Current deferred tax assets, net	244	227	233
Prepaid expenses and other	89	80	85

Total current assets	5,294	5,081	5,267

Land, buildings and equipment (net of accumulated depreciation of $4,270, $4,064 and $3,959)	2,810	2,579	2,499
Goodwill	175	175	175
Other assets	269	254	305

Total assets	$8,548	$8,089	$8,246

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,395	$1,011	$1,345
Accrued salaries, wages and related benefits	322	404	290
Other current liabilities	837	804	805
Current portion of long-term debt	407	7	6

Total current liabilities	2,961	2,226	2,446

Long-term debt, net	2,715	3,124	3,133
Deferred property incentives, net	490	485	493
Other liabilities	351	341	338

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 195.5, 197.0 and 201.4 shares issued and outstanding	1,762	1,645	1,582
Retained earnings	313	315	296
Accumulated other comprehensive loss	(44)	(47)	(42)

Total shareholders’ equity	2,031	1,913	1,836

Total liabilities and shareholders’ equity	$8,548	$8,089	$8,246

NORDSTROM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; amounts in millions)

	Six Months Ended

	8/3/13	7/28/12

Operating Activities
Net earnings	$329	$305
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expenses	220	207
Amortization of deferred property incentives and other, net	(32)	(32)
Deferred income taxes, net	(35)	(30)
Stock-based compensation expense	34	31
Tax benefit from stock-based compensation	16	15
Excess tax benefit from stock-based compensation	(17)	(16)
Provision for bad debt expense	30	31
Change in operating assets and liabilities:
Accounts receivable	(199)	(220)
Merchandise inventories	(119)	(218)
Prepaid expenses and other assets	(9)	(1)
Accounts payable	328	326
Accrued salaries, wages and related benefits	(82)	(100)
Other current liabilities	30	37
Deferred property incentives	42	32
Other liabilities	11	5

Net cash provided by operating activities	547	372

Investing Activities
Capital expenditures	(427)	(219)
Change in restricted cash	-	200
Change in credit card receivables originated at third parties	(70)	(77)
Other, net	(7)	(2)

Net cash used in investing activities	(504)	(98)

Financing Activities
Principal payments on long-term borrowings	(3)	(503)
Increase in cash book overdrafts	56	69
Cash dividends paid	(117)	(112)
Payments for repurchase of common stock	(219)	(418)
Proceeds from issuances under stock compensation plans	68	57
Excess tax benefit from stock-based compensation	17	16
Other, net	(2)	(2)

Net cash used in financing activities	(200)	(893)

Net decrease in cash and cash equivalents	(157)	(619)
Cash and cash equivalents at beginning of period	1,285	1,877

Cash and cash equivalents at end of period	$1,128	$1,258

NORDSTROM, INC.

STATEMENTS OF EARNINGS BY BUSINESS

(unaudited; dollar and share amounts in millions)

Retail Business

Our Retail business includes our Nordstrom branded full-line stores and website, our Nordstrom Rack stores, and our other retail channels including HauteLook, our Jeffrey stores and our treasure&bond store. It also includes unallocated corporate center expenses. The following table summarizes the results of our Retail business for the quarter and six months ended August 3, 2013 compared with the quarter and six months ended July 28, 2012:

	Quarter Ended 8/3/13	% of sales[1]	Quarter Ended 7/28/12	% of sales[1]

Net sales	$3,104	100.0%	$2,918	100.0%
Cost of sales and related buying and occupancy costs	(2,002)	(64.5%)	(1,878)	(64.4%)

Gross profit	1,102	35.5%	1,040	35.6%
Selling, general and administrative expenses	(807)	(26.0%)	(778)	(26.6%)

Earnings before interest and income taxes	295	9.5%	262	9.0%
Interest expense, net	(31)	(1.0%)	(33)	(1.1%)

Earnings before income taxes	$264	8.5%	$229	7.8%

	Six Months Ended 8/3/13	% of sales[1]	Six Months Ended 7/28/12	% of sales[1]

Net sales	$5,761	100.0%	$5,453	100.0%
Cost of sales and related buying and occupancy costs	(3,674)	(63.8%)	(3,461)	(63.5%)

Gross profit	2,087	36.2%	1,992	36.5%
Selling, general and administrative expenses	(1,561)	(27.1%)	(1,497)	(27.5%)

Earnings before interest and income taxes	526	9.1%	495	9.1%
Interest expense, net	(64)	(1.1%)	(67)	(1.2%)

Earnings before income taxes	$462	8.0%	$428	7.8%

1Subtotals and totals may not foot due to rounding.

NORDSTROM, INC.

STATEMENTS OF EARNINGS BY BUSINESS

(unaudited; dollar and share amounts in millions)

Credit

Our Credit business earns finance charges, interchange fees, late fees and other revenue through operation of the Nordstrom private label and Nordstrom VISA credit cards. The following tables summarize the results of our Credit business for the quarter and six months ended August 3, 2013 compared with the quarter and six months ended July 28, 2012:

	Quarter Ended		Six Months Ended

	8/3/13	7/28/12	8/3/13	7/28/12

Credit card revenues	$92	$88	$184	$178
Occupancy, selling, general and administrative expenses	(52)	(60)	(100)	(103)

Earnings before interest and income taxes	40	28	84	75
Interest expense	(6)	(7)	(12)	(13)

Earnings before income taxes	$34	$21	$72	$62

	Quarter Ended		Six Months Ended

	8/3/13	7/28/12	8/3/13	7/28/12

Allowance at beginning of period	$85	$105	$85	$115
Bad debt provision	16	22	30	31
Write-offs	(21)	(28)	(42)	(54)
Recoveries	5	6	12	13

Allowance at end of period	$85	$105	$85	$105

Annualized net write-offs as a percentage of average credit card receivables	3.1%	4.1%	2.9%	4.1%
Annualized net write-offs (including finance charges and fees) as a percentage of average credit card receivables	3.7%	4.8%	3.5%	4.8%

			8/3/13	7/28/12
30+ days delinquent as a percentage of ending credit card receivables			1.5%	1.9%
Allowance as a percentage of ending credit card receivables			3.6%	4.6%

NORDSTROM, INC.

RETURN ON INVESTED CAPITAL (NON-GAAP FINANCIAL MEASURE)

(unaudited; dollar and share amounts in millions)

We believe ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of our use of capital and believe ROIC is an important component of shareholders’ return over the long term. In addition, we incorporate ROIC in our executive incentive measures. For the 12 fiscal months ended August 3, 2013, ROIC increased to 14.4% compared with 12.7% for the 12 fiscal months ended July 28, 2012.

ROIC is not a measure of financial performance under generally accepted accounting principles (“GAAP”) and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to ROIC is return on assets. The following is a reconciliation of the components of ROIC to return on assets:

	12 fiscal months ended

	8/3/13	7/28/12
Net earnings	$760	$668
Add: income tax expense	469	410
Add: interest expense	158	150

Earnings before interest and income tax expense	1,387	1,228

Add: rent expense	116	90
Less: estimated depreciation on capitalized operating leases[1]	(62)	(48)

Net operating profit	1,441	1,270

Estimated income tax expense[2]	(550)	(483)

Net operating profit after tax	$891	$787

Average total assets[3]	$8,216	$8,234
Less: average non-interest-bearing current liabilities[4]	(2,355)	(2,172)
Less: average deferred property incentives[3]	(488)	(504)
Add: average estimated asset base of capitalized operating leases[5]	831	628

Average invested capital	$6,204	$6,186

Return on assets	9.2%	8.1%
ROIC	14.4%	12.7%

[1]

Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating if they had met the criteria for a capital lease, or we had purchased the property. Asset base is calculated as described in footnote 5 below.

[2]	Based upon our effective tax rate multiplied by the net operating profit for the 12 fiscal months ended August 3, 2013 and July 28, 2012.
[3]	Based upon the trailing 12-month average.
[4]	Based upon the trailing 12-month average for accounts payable, accrued salaries, wages and related benefits, and other current liabilities.
[5]

Based upon the trailing 12-month average of the monthly asset base. The asset base for each month is calculated as the trailing
12-months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the asset base we would record for our capitalized operating leases described in footnote 1.

NORDSTROM, INC.

ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)

(unaudited; amounts in millions)

Adjusted Debt to EBITDAR is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure. Our goal is to manage debt levels to maintain our current investment-grade credit rating and operate with an efficient capital structure. In evaluating our debt levels, this measure provides a reflection of our credit worthiness that could impact our credit rating and cost of capital. We also have a debt covenant that requires an adjusted debt to EBITDAR leverage ratio of less than four times. As of August 3, 2013 and July 28, 2012, our Adjusted Debt to EBITDAR was 2.0 and 2.2.

Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted Debt to EBITDAR is debt to net earnings. The following is a reconciliation of the components of Adjusted Debt to EBITDAR and debt to net earnings:

	2013[1]	2012[1]

Debt	$3,122	$3,139
Add: estimated capitalized operating lease liability[2]	926	720
Less: fair value hedge adjustment included in long-term debt	(54)	(66)

Adjusted Debt	$3,994	$3,793

Net earnings	760	668
Add: income tax expense	469	410
Add: interest expense, net	156	148

Earnings before interest and income taxes	1,385	1,226

Add: depreciation and amortization expenses	442	399
Add: rent expense	116	90
Add: non-cash acquisition-related charges	9	18

EBITDAR	$1,952	$1,733

Debt to Net Earnings	4.1	4.7
Adjusted Debt to EBITDAR	2.0	2.2

[1]	The components of Adjusted Debt are as of August 3, 2013 and July 28, 2012, while the components of EBITDAR are for the 12 months ended August 3, 2013 and July 28, 2012.
[2]

Based upon the estimated lease liability as of the end of the period, calculated as the trailing 12-months rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease, or we had purchased the property.

NORDSTROM, INC.

FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)

(unaudited; amounts in millions)

Free Cash Flow is one of our key liquidity measures, and in conjunction with GAAP measures, provides investors with a meaningful analysis of our ability to generate cash from our business. For the six months ended August 3, 2013, Free Cash Flow decreased to $(11) compared with $33 for the six months ended July 28, 2012.

Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by operating activities. The following is a reconciliation of Free Cash Flow to net cash provided by operating activities:

	Six Months Ended

	8/3/13	7/28/12

Net cash provided by operating activities	$547	$372
Less: capital expenditures	(427)	(219)
Less: cash dividends paid	(117)	(112)
Less: change in credit card receivables originated at third parties	(70)	(77)
Add: change in cash book overdrafts	56	69

Free Cash Flow	$(11)	$33

Net cash used in investing activities	$(504)	$(98)
Net cash used in financing activities	$(200)	$(893)